AMENDED AND RESTATED
                             SUBADVISORY AGREEMENT

       Agreement made as of the 26[th] day of October, 2009, by and between Allianz Investment Management LLC (formerly known as Allianz Life Advisers,
LLC), a Minnesota limited liability company ("Manager"), and Van Kampen Asset Management, a Delaware corporation ("Subadviser");

       WHEREAS each of the funds listed in Schedule A (each, a "Fund," and collectively, the "Funds") is a series of Allianz Variable Insurance Products Trust, a Delaware business trust registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

       WHEREAS Manager has entered into an investment management agreement (the "Management Agreement") with the Funds pursuant to which Manager provides investment advisory services to the Funds;

       WHEREAS Manager and Subadviser have entered into a Subadvisory Agreement dated May 1, 2006 (the "2006 Subadvisory Agreement"), under the terms of which Subadviser has provided investment advisory services to certain of the Funds; and

       WHEREAS Manager and Subadviser desire to amend and restate the 2006 Subadvisory Agreement in order to change the name of AZL Van Kampen Global Franchise Fund to AZL Van Kampen International Equity Fund; and

       WHEREAS Manager and each Fund each desire to continue to retain Subadviser to manage all or a part of the assets of the Funds, and Subadviser is willing to render such investment management services in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.     Subadviser's Duties.

       (a) Portfolio Management. Subject to supervision by Manager and the Funds' Board of Trustees (the "Board"), Subadviser shall manage the investment operations and the composition of that portion of assets of the Funds which is allocated to Subadviser from time to time by Manager (which portion may include any or all of a Fund's assets), including the purchase, retention, and disposition thereof, in accordance with the Fund's investment objectives, policies, and restrictions, and subject to the following understandings:

             (i) Investment Decisions. Subadviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to that portion of the Funds allocated to it by Manager, and what portion of such assets will be invested or held uninvested as cash. Subadviser is prohibited from consulting with any other subadviser of a Fund concerning transactions of the Fund in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) under the 1940 Act. Unless Manager or a Fund gives written instructions to the contrary, Subadviser shall vote all proxies with respect to companies whose securities are held in that portion of the Funds allocated to it by Manager, using its best good faith judgment to vote such proxies in the manner that best serves the interests of the shareholders. Subadviser shall not be responsible for pursuing rights, including class action settlements, relating to the purchase, sale, or holding of securities by the Funds; provided, however, that Subadviser shall provide notice it receives to Manager of any such potential claim and cooperate with Manager in any possible proceeding upon reasonable request.

             (ii) Investment Limits. In the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in the (A) Fund's Prospectus and Statement of Additional Information ("SAI");
                    (B) instructions and directions of Manager and of the Board;
                    (C) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to the Funds, including, but not limited to, Section 817(h); and all other applicable federal and state laws and regulations; (D) the procedures and standards set forth in, or established in accordance with, the Management Agreement to the extent communicated to Subadviser; and (E) any policies and procedures of Subadviser communicated to the Funds and/or Manager.

             (iii)  Portfolio Transactions.

                      (A) Trading. With respect to the securities and other investments to be purchased or sold for the Funds, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Manager or Subadviser) as may be selected by Subadviser; provided, however, that such orders shall be consistent with the brokerage policy set forth in each Fund's Prospectus and SAI, or approved by the Board; conform with federal securities laws; and be consistent with seeking best execution. Within the framework of this policy, Subadviser may, to the extent permitted by applicable law, consider the research provided by, and the financial responsibility of, brokers, dealers, or futures


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

                           commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadviser's other clients may be a party.

                      (B) Aggregation of Trades. On occasions when Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of a Fund as well as other clients of Subadviser, Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to seek best execution. In such event, Subadviser will make allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

             (iv) Records and Reports. Subadviser (A) shall maintain such books and records as are required based on the services provided by Subadviser pursuant to this Agreement under the 1940 Act and as are necessary for Manager to meet its record keeping obligations generally set forth under Section 31 and related rules thereunder, (B) shall render to the Board such periodic and special reports as the Board or Manager may reasonably request in writing, and (C) shall meet with any persons at the request of Manager or the Board for the purpose of reviewing Subadviser's performance under this Agreement at reasonable times and upon reasonable advance written notice.

             (v) Transaction Reports. On each business day Subadviser shall provide to the Funds' custodian and the Funds' administrator information relating to all transactions concerning each Fund's assets and shall provide Manager with such information upon Manager's request.

       (b) Compliance Program and Ongoing Certification(s). As requested, Subadviser shall timely provide to Manager (i) information and commentary for each Fund's annual and semi-annual reports, in a format approved by Manager, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the portion of the Fund allocated to Subadviser under this Agreement, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, and (B) provide additional certifications related to Subadviser's management of the Fund in order to support the Fund's filings on Form N-CSR and Form N-Q, and the Fund's Principal Executive Officer's and Principal Financial Officer's certifications under Rule 30a-2 under the 1940 Act, thereon; (ii) a quarterly sub-certification with respect to compliance matters related to Subadviser and the Subadviser's management of each Fund, in a format reasonably requested by Manager, as it may be amended from time to time; (iii) an annual sub-certification with respect to matters relating to each Fund's compliance program under Rule 38a-1, and (iv) an annual certification from the Subadviser's Chief Compliance Officer, appointed under Rule 206(4)-7 under the Investment Advisers Act of 1940 (the "Advisers Act"), or his or her designee, with respect to the design and operation of Subadviser's compliance program, in a format reasonably requested by Manager.

       (c) Maintenance of Records. Subadviser shall timely furnish to Manager all information relating to Subadviser's services hereunder which are needed by Manager to maintain the books and records of each Fund required under the 1940 Act. Subadviser shall maintain for each Fund the records required by paragraphs (b)(5), (b)(6),
             (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act and any additional records as agreed upon by Subadviser and Manager. Subadviser agrees that all records which it maintains for each Fund are the property of the Fund and Subadviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to Section 1(a) hereof.

       (d) Fidelity Bond and Code of Ethics. Upon reasonable request, Subadviser will provide each Fund with periodic written certifications that, with respect to its activities on behalf of the Fund, Subadviser maintains (i) adequate fidelity bond insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

       (e) Confidentiality. Subadviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Portfolio Information. As used herein "Portfolio Information" means confidential and proprietary information of a Fund or Manager that is received by Subadviser in connection with this Agreement, including information with regard to the portfolio holdings and characteristics of the portion of a Fund allocated to Subadviser that Subadviser manages under the terms of this Agreement. Subadviser will restrict access to the Portfolio Information to those employees of Subadviser who will use it only for the purpose of managing its portion of a Fund. The foregoing shall not prevent Subadviser from disclosing Portfolio

             Information that is (1) publicly known or becomes publicly known through no unauthorized act, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by Manager for disclosure, or (4) required to be disclosed pursuant to a requirement of a governmental agency or law so long as Subadviser provides Manager with prompt written notice of such requirement prior to any such disclosure.

   2. Manager's Duties. Manager shall oversee and review Subadviser's performance of its duties under this Agreement. Manager shall also retain direct portfolio management responsibility with respect to any assets of a Fund that are not allocated by it to the portfolio management of Subadviser as provided in Section 1(a) hereof or to any other subadviser. Manager will periodically provide to Subadviser a list of the affiliates of Manager or the Funds (other than affiliates of Subadviser) to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies in which the Funds may not invest, together with ticker symbols for all such companies (Subadviser will assume that any company name not accompanied by a ticker symbol is not a publicly traded company), and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Funds.

   3. Documents Provided to Subadviser. Manager has delivered or will deliver to Subadviser current copies and supplements thereto of each Fund's Prospectus and SAI, and will promptly deliver to it all future amendments and supplements, if any.

4. Compensation of Subadviser. Subadviser will bear all expenses in connection with the performance of its services under this Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Funds. For the services provided and the expenses assumed pursuant to this Agreement, Manager will pay to Subadviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, based on each Fund's assets allocated to Subadviser under this Agreement at the annual rates as a percentage of such average daily net assets set forth in the attached Schedule A, which Schedule may be modified from time to time upon mutual written agreement of the parties to reflect changes in annual rates, subject to any approvals required by the 1940 Act. For the purpose of determining fees payable to the Subadviser, the value of a Fund's average daily assets allocated to Subadviser under this Agreement shall be computed at the times and in the manner specified in the Fund's Prospectus or Statement of Additional Information as from time to time in effect. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

5. Representations of Subadviser. Subadviser represents and warrants as follows:

       (a) Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the 1940 Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, and will provide promptly notice of any material violations relating to a Fund to Manager; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) to the extent consistent with applicable law, will immediately notify Manager and the Fund of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or in the event that Subadviser or any of its affiliates becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. Subadviser further agrees to notify Manager and the Fund immediately of any material fact known to Subadviser concerning Subadviser that is not contained in the Fund's registration statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

       (b) Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Manager with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadviser shall certify to Manager that Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of Subadviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

       (c) Subadviser has provided Manager with a copy of its Form ADV Part II, which as of the date of this Agreement is its Form ADV Part II as most recently deemed to be filed with the Securities and Exchange Commission ("SEC"), and promptly will furnish a copy of all amendments thereto to Manager.

       (d) Subadviser will promptly notify Manager of any changes in its Controlling Shareholders/Managing Partners or in the key personnel who are either the portfolio manager(s) responsible for the Funds or the Subadviser's Chief Executive Officer or President, or if there is otherwise an actual or expected change in control or management of Subadviser.

       (e) Subadviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Funds or Manager, or any of their respective affiliates in offering, marketing, or other promotional materials without the prior written consent of Manager, which consent shall not be unreasonably withheld.

6.     Representations of Manager.  Manager represents and warrants as follows:

       (a) Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Subadviser of the occurrence of any event that would disqualify Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

       (b) Manager agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser, which consent shall not be unreasonably withheld.

7.     Liability and Indemnification.

          (a)Subadviser agrees to perform faithfully the services required to be rendered by Subadviser under this Agreement, but nothing herein contained shall make Subadviser or any of its officers, partners, or employees liable for any loss sustained by a Fund or its officers, directors, or shareholders, Manager, or any other person on account of the services which Subadviser may render or fail to render under this Agreement; provided, however, that nothing herein shall protect Subadviser against liability to a Fund or its officers, directors, shareholders, Manager, or any other person to which Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith, or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. Nothing in this Agreement shall protect Subadviser from any liabilities that it may have under the Securities Act of 1933, as amended, (the "1933 Act") or the 1940 Act. Subadviser does not warrant that the portion of the assets of a Fund managed by Subadviser will achieve any particular rate of return or that its performance will match that of any benchmark index or other standard or objective.

          (b)Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser, any of its affiliates, and any of the officers, partners, employees, consultants, or agents thereof shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by a Fund, Manager, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the 1933
             Act) (collectively, "Fund and Manager Indemnitees") as a result of any error of judgment or mistake of law by Subadviser with respect to a Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless the Funds and Manager Indemnitees against, any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Funds and Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or negligence of Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding the Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact regarding the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Manager or the Funds by the Subadviser Indemnitees (as defined below) for use therein; or (iii) any violation of federal or state statutes or regulations by Subadviser. It is further understood and agreed that Subadviser may rely upon information furnished to it by Manager that it reasonably believes to be accurate and reliable. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights that Manager may have under any securities laws.

          (c)Except as may otherwise be provided by the 1940 Act or any other federal securities law, Manager and the Funds shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Subadviser or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively,

             "Subadviser Indemnitees") as a result of any error of judgment or mistake of law by Manager with respect to a Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Manager for, and Manager shall indemnify and hold harmless the Subadviser Indemnitees against, any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Manager in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned the Subadviser and was made in reliance upon written information furnished to Manager or the Funds by a Subadviser Indemnitee for use therein, (iii) the performance, non-performance, or omission of any third-party service provider to the Funds, or (iv) any violation of federal or state statutes or regulations by Manager or the Funds. It is further understood and agreed that Manager may rely upon information furnished to it by Subadviser that it reasonably believes to be accurate and reliable. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights that Subadviser may have under any securities laws.

          (d)After receipt by Manager, the Funds, or Subadviser, their affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (a) or (b) above ("Indemnified Party") of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section ("Indemnifying Party"), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information about the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that such Indemnifying Party is damaged solely as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

8.     Duration and Termination.

          (a)Unless sooner terminated as provided herein, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Funds.

          (b)Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of a Fund on 60 days' written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by Manager (i) upon 60 days' written notice to Subadviser; (ii) upon material breach by Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Manager, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that could adversely affect the Funds. Subadviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to Manager; or (2) upon material breach by Manager of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

          (c)In the event of termination of the Agreement, those sections of the Agreement which govern conduct of the parties' future interactions with respect to the Subadviser having provided investment management services to the Funds for the duration of the Agreement, including, but not limited to, Sections 1(a)(iv)(A), 1(e), 7, 14, 16, and 17, shall survive such termination of the Agreement.

9. Subadviser's Services Are Not Exclusive. Nothing in this Agreement shall limit or restrict the right of Subadviser or any of its partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser's right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association.

10.  References to Subadviser.

       (a) The name "Van Kampen" is the property of Subadviser for copyright and other purposes. Subadviser agrees that, for so long as Subadviser is a Fund's sole subadviser, the name "Van Kampen" may be used in the name of the Fund and that such use of the name "Van Kampen" may include use of the name in prospectuses, reports, and sales materials.

       (b) During the term of this Agreement, Manager agrees to furnish to Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Funds or the public, which refer to Subadviser or its clients in any way, prior to use thereof and not to use such material without Subadviser's consent, such consent not to be unreasonably withheld. Subadviser will respond upon request within ten business days (or such other time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to Subadviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery. Subadviser's right to object to such materials is limited to the portions of such materials that expressly relate to Subadviser, its services, and its clients.

11.  Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

             Subadviser:

                    Van Kampen Asset Management
                    522 Fifth Avenue
                    New York, NY  10036
                    Tel:  212-296-6969
                    Fax: 212-507-5663
                    Attn: General Counsel

                    with a copy to:

                    Van Kampen Asset Management
                    1 Parkview Plaza
                    Oakbrook Terrace, Illinois 60181
                    Attn: General Counsel

             Manager:

                    Brian Muench, Vice President
                    Allianz Investment Management LLC
                    5701 Golden Hills Drive
                    Minneapolis, MN  55416-1297
                    Tel:  763-765-7952
                    Email:  Brian.Muench@allianzlife.com

                    with a copy to:

                    H. Bernt von Ohlen, Chief Legal Officer
                    Allianz Investment Management LLC
                    5701 Golden Hills Drive
                    Minneapolis, MN  55416-1297
                    Tel:  763-765-7330
                    Email:  Bernt.vonOhlen@allianzlife.com

12. Amendments. This Agreement may be amended by mutual agreement in writing, subject to approval by the Board and the Funds' shareholders to the extent required by the 1940 Act.

13. Assignment. Subadviser shall not make an assignment of this Agreement (as defined in the 1940 Act) without the prior written consent of the Funds and Manager. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Manager or Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

14. Governing Law. This Agreement, and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 8, shall be governed by the laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the State of Minnesota, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

15. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

16. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 8, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

17. Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

18. Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

19. Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

20. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the services contemplated hereunder and supercedes any prior oral or written agreements with respect to such services. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ALLIANZ INVESTMENT                      VAN KAMPEN ASSET MANAGEMENT LLC
MANAGEMENT



ALLIANZ INVESTMENT                             EATON VANCE
MANAGEMENT LLC                                 MANAGEMENT


By:  /s/ Brian Muench                          By:  /s/

Name:  Brian Muench                            Name:
Title:  Vice President                         Title:

                                   SCHEDULE A

Compensation pursuant to Section 4 of the Subadvisory Agreement shall be calculated at the rate shown below based on the average daily net assets that are subject to the Subadviser's investment discretion in the relevant Funds.

FUND                                                 RATE*

AZL Van Kampen Equity and Income Fund                0.45%

AZL Van Kampen Global Real Estate Fund               0.65%

AZL Van Kampen Growth and Income Fund[ ]**           0.425% on the first $100
                                                                         million
                                                     0.400% on the next $150
                                                                       million
                                                     0.375% on the next $250
                                                                       million
                                                     0.325% thereafter

AZL Van Kampen International Equity Fund             0.470% on the first
                                                                    $250 million
                                                     0.400% on the next $250
                                                                       million
                                                     0.315% thereafter

AZL Van Kampen Mid Cap Growth Fund**                 0.500% on the first $100
million
                                                     0.450% on the next $150
                                                                       million
                                                     0.425% on the next $250
                                                                       million
                                                     0.400% thereafter

_________________

   [* ]For Funds with multiple rates, when average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate.
   For example, if average daily net assets are $300 million in the AZL Van Kampen Comstock Fund, a rate of 42.5 bps would apply to the first $100 million, a rate of 40 bps would apply to the next $150 million, and a rate of
   37.5 bps would apply to the remaining $50 million in assets.

   ** Minimum fee payable per calendar year is $100,000.

Date:  October 26, 2009

Endnotes